Exhibit 5.1

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File No. 031649-0029

May 14, 2007

Bare Escentuals, Inc.
71 Stevenson Street, 22nd Floor
San Francisco, CA 94105

Re:
Form S-1 Registration Statement
11,500,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

        We have acted as counsel to Bare Escentuals, Inc., a Delaware corporation (the "Company") in connection with the Registration Statement on Form S-1 filed by the Company, with the Securities and Exchange Commission (the "Commission") on May 14, 2007 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 11,500,000 shares of common stock of the Company, par value $0.001 per share, 100,000 shares of which are being offered by the Company (the "Company Shares"), 9,900,000 shares of which are being offered by certain stockholders (the "Selling Stockholders") of the Company (the "Selling Stockholder Primary Shares"), and 1,500,000 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Selling Stockholders (the "Selling Stockholder Option Shares," and together with the Selling Stockholder Primary Shares, the "Selling Stockholder Shares"). The Company Shares and the Selling Stockholder Shares are referred to herein collectively as the "Shares." This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

        Subject to the foregoing and the other matters set forth herein, as of the date hereof:

        1.     When the Company Shares have been duly registered on the books of the transfer agent and registrar therefor in name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company and the Company Shares will be fully paid and nonassessable.

        2.     The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP